Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 4/30/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended April 30, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/09/2005	$20,000	Greyhawk Funding LLC	4.170%	01/10/2006
11/18/2005	55,000	Barton Capital Corp.	4.160	01/05/2006
01/05/2006	16,000	Federal National Mortgage	4.875	01/11/2008
01/05/2006	48,000	Amsterdam Funding Corp.	4.345	02/14/2006
01/09/2006	11,500	Federal National Mortgage	4.875	01/11/2008
01/25/2006	7,000	Federal National Mortgage	4.960	02/08/2008
02/03/2006	15,000	Greyhawk Capital Corp.	4.520	03/13/2006
02/24/2006	10,000	Windmill Funding Corp.	4.560	04/06/2006
02/27/2006	30,000	Greyhawk Funding LLC	4.520	03/22/2006
03/09/2006	10,000	Greyhawk Funding LLC	4.630	04/12/2006